EXHIBIT (E)

                         DREYFUS MUNICIPAL INCOME, INC.

                           DIVIDEND REINVESTMENT PLAN

                                 [DREYFUS LOGO]

Dear Shareholder:

     We are pleased that you have chosen to invest in DREYFUS MUNICIPAL INCOME, INC. (the "Fund") and are happy to provide you with a Dividend Reinvestment Plan (the "Plan") for the automatic reinvestment of your dividends and capital gains distributions. The features of the Plan are described in this brochure. To participate automatically in the Plan, either your Fund shares of Common Stock must be registered in your name, or if your Fund shares are held in nominee or "street" name through your broker/dealer, your broker/dealer must be a participant in the Plan.

     You may terminate your participation in the Plan at any time and thereby elect to receive future dividends in cash instead of Fund shares. If you have previously terminated your participation in the Plan, you may rejoin it at any time by notifying Mellon Bank, N.A. You also may withdraw a portion of your Fund shares credited to your account under the Plan and remain a participant with respect to future distributions.

     We invite you to review the Plan. If your Fund shares are registered in your own name, you are automatically enrolled as a participant in the Plan. If you do not wish to be a participant in the Plan, simply complete and mail the withdrawal card in the enclosed business reply envelope. A BROKER/DEALER IS AUTOMATICALLY ENROLLED AS A PARTICIPANT IN THE PLAN UNTIL IT WITHDRAWS FROM THE PLAN. IF YOUR FUND SHARES ARE REGISTERED IN NOMINEE OR "STREET" NAME THROUGH YOUR BROKER/ DEALER AND YOUR BROKER/DEALER IS A PARTICIPANT IN THE PLAN, YOUR SHARES OF COMMON STOCK WILL BE INCLUDED IN THE PLAN; HOWEVER, YOUR BROKER/DEALER MAY OFFER A SERVICE UNDER WHICH YOU MAY ELECT TO HAVE YOUR DIVIDENDS AND DISTRIBUTIONS PAID IN CASH. IF YOUR BROKER/ DEALER HAS TERMINATED PARTICIPATION IN THE PLAN, YOU WILL RECEIVE ANY FUTURE DIVIDENDS OR DISTRIBUTIONS IN CASH; HOWEVER, YOUR BROKER/DEALER MAY OFFER A SIMILAR SERVICE UNDER WHICH YOU MAY ELECT TO HAVE CASH DIVIDENDS AND DISTRIBUTIONS REINVESTED BY YOUR BROKER/ DEALER IN ADDITIONAL FUND SHARES. YOU SHOULD CONTACT YOUR BROKER/DEALER IN THIS REGARD.

                                   Sincerely,

                              Richard J. Moynihan,
                                    President

HOW DOES THE DIVIDEND REINVESTMENT PLAN WORK?

     The Dividend Reinvestment Plan (the "Plan") offers you, as a holder of the Common Stock (a "Common Shareholder") of DREYFUS MUNICIPAL INCOME, INC. (the "Fund"), a convenient way to reinvest your dividends and capital gains distributions in shares of the Fund's Common Stock.

     The Fund intends to make monthly distributions to Common Shareholders of all net investment income of the Fund prior to the issuance of any shares of Preferred Stock of the Fund. From and after any issuance of Preferred Stock, monthly distributions to Common Shareholders will consist of all net investment income of the Fund remaining after dividend payments on such Preferred Stock. Net investment income of the Fund consists of all interest income accrued on portfolio assets less all expenses of the Fund. Expenses of the Fund are accrued each day.

     The Fund also expects to distribute substantially all of its net realized short- or long-term capital gains, if any, to Common Shareholders at least annually to the extent not necessary to pay dividends on, or meet the liquidation preference of, any shares of Preferred Stock. While there are any shares of Preferred Stock outstanding, the Fund may not declare any cash dividend or other distribution on the Common Stock unless, at the time of such declaration, (i) all accrued Preferred Stock dividends have been paid and (ii) the net asset value of the Fund's portfolio (determined after deducting the amount of such dividend or other distribution) is at least 200% of the liquidation value of the outstanding Preferred Stock (expected to equal the original purchase price per share of Preferred Stock plus any accrued and unpaid dividends thereon).

     Subject to the terms and conditions set forth in the preceding two paragraphs, when the Fund declares a dividend or distribution on the Common Stock, participants in the Plan will receive the equivalent in Fund shares of Common Stock valued at the lower of market price or net asset value, as described below:

     1) On the record date of the dividend or distribution, if the Fund's Common Stock is trading below net asset value, or if the Fund declares a dividend or other distribution payable only in cash, Mellon Bank, N.A. as agent for the participants will buy shares of the Fund's Common Stock commencing on the payment date in the open market, on the American Stock Exchange or elsewhere, for participants' accounts.

     2) On the record date of the dividend or distribution, if the market price of the Fund's Common Stock is equal to or greater than net asset value, participants will receive on the payment date new shares of Common Stock issued by the Fund at net asset value. Shares of Common Stock issued by the Fund will not be issued at a discount of more than 5% from the market value of the Fund's Common Stock on the record date.

     As a participant in the Plan, the entire amount of your distribution will be reinvested automatically additional shares of the Fund's Common Stock. Distributions shall be invested by Mellon Bank, N.A. no later than 30 days after the payment date. For any balance that is insufficient to purchase a full share, Mellon Bank-, N.A. will credit your account with fractional shares computed to four decimal places. The fractional share position is included in the calculation for all subsequent distributions, and you have voting rights on all full and fractional shares of Common Stock acquired under the Plan.

     If a sufficient number of shares of Common Stock for all Plan participants is not available for purchase by Mellon Bank, N.A. within the 30-day period following any payment date, Mellon Bank, N.A. will purchase the available shares and credit such shares (or fractional shares) to the participants' accounts on a pro rata basis, and promptly remit all excess distributions to the participants within two weeks subsequent to the end of such 30-day period. Pending investment, funds may be held in non-interest bearing accounts maintained by Mellon Bank, N.A.

     Any stock dividends or split shares distributed by the Fund on shares held for you by Mellon Bank, N.A. will be credited to your account. If the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for you under the Plan will be added to other shares held by you in calculating the number of rights to be issued to you.

     When shares of the Fund's Common Stock are purchased on the American Stock Exchange or otherwise in the open market, each participant will pay a pro rata portion of any brokerage commissions incurred. Brokerage charges for purchasing shares through the Plan are expected to be less than the usual brokerage charges for individual transactions, because Mellon Bank, N.A. will purchase Common Stock for all participants in blocks, resulting in lower commissions for each individual participant. No brokerage fees are charged for shares issued directly by the Fund.

HOW DO COMMON SHAREHOLDERS PARTICIPATE IN THE PLAN?

     To participate automatically in the Plan, either your Fund shares of Common Stock must be registered in your own name, or if your Fund shares are held in nominee or "street" name through your broker/dealer, your broker/dealer must be a participant in the Plan. A broker/dealer is automatically enrolled as a participant in the Plan until it withdraws from the Plan. If your Fund shares of Common Stock are registered in nominee or "street" name and your broker/dealer is a participant in the Plan, your shares of Common Stock will be included in the Plan; however, your broker/dealer may offer a service under which you may elect to have your dividends and distributions paid in cash. If your broker/dealer has terminated participation in the Plan, you will receive any future dividends or distributions in cash; however, your broker/dealer may offer a similar service under which you may elect to have cash dividends and distributions reinvested by your broker/dealer in additional shares of the Fund's Common Stock. You should contact your broker/dealer in this regard.

     If you have previously terminated your participation in the Plan, you may rejoin it at any time by notifying Mellon Bank, N.A. Upon such notice, Mellon Bank, N.A. will send you a Participation Card which must be completed, returned to and received by Mellon Bank, N.A. prior to the record date of a dividend or distribution in order to have such dividend or distribution automatically reinvested in Fund shares of Common Stock.

HOW DO PARTICIPANTS TERMINATE PARTICIPATION IN THE PLAN?

     You may elect to terminate your participation in the Plan at any time by completing and mailing the Withdrawal Card in the enclosed business reply envelope or by written notice addressed to Mellon Bank, N.A. An election to terminate your participation in the Plan will be deemed to be an election to take all subsequent distributions in cash until such election is changed. Termination will be effective immediately if your notice is received by Mellon Bank, N.A. more than 10 business days prior to any dividend or distribution record date; otherwise such termination will be effective after such distribution is completed and the additional Fund shares are credited to your account.

     If you elect to terminate your participation in the Plan, you may choose to
(i) receive stock certificates issued in your name for all full shares of Common Stock and a check for the value of any fractional shares of Common Stock in your account; or (ii) instruct Mellon Bank, N.A. to sell your full and fractional shares of Common Stock and send you the proceeds. A service fee of $5.00 will be charged by Mellon Bank, N.A. for terminating an account.

HOW DO PARTICIPANTS WITHDRAW SHARES PURCHASED UNDER THE PLAN?

     You may withdraw a portion of the shares of Common Stock credited to your account under the Plan by notifying Mellon Bank, N.A. in writing, specifying the number of shares to be withdrawn. Certificates for full shares of Common Stock so withdrawn will be issued to you generally within 10 business days of receipt of your written request. No certificates will be issued for fractional shares of Common Stock. Any fractional shares that you request to be withdrawn from the Plan will be sold by Mellon Bank, N.A. and the net proceeds mailed to you.

     You may also request that a portion of the shares of Common Stock, both whole and fractional, credited to your Plan account be sold. Such request must be in writing, signed by each person in whose name the Plan account appears. If such sale is requested, Mellon Bank, N.A. will place a sell order for your account through a broker within 10 business days after receiving the request. You will receive a check for the proceeds of the sale less any brokerage commission, service fee and any applicable transfer tax incurred.

WHAT ARE THE TAX IMPLICATIONS FOR PARTICIPANTS?

     You will receive tax information annually for your personal records and to help you prepare your Federal income tax return. The automatic reinvestment of dividends and capital gains distributions does not relieve you of any income tax which may be payable on such dividends or distributions.

     When the Fund issues shares of Common Stock upon reinvestment of a dividend or capital gains distribution, for U.S. Federal income tax purposes, the amount reportable in respect of the reinvested amount of the dividend or distribution will be the fair market value (i.e., the average of the high and low sales price as reported on the American Stock Exchange Composite Tape) of the shares received as of the payment date.

     A participant's holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the date of their acquisition for the participant's account.

     A participant will not realize any taxable income upon receipt of certificates for whole shares of Common Stock credited to the participant's account, either upon the participant's withdrawal of certain of those shares or upon termination of participation in, or termination of, the Plan. However, gain or loss may be recognized when the participant sells or exchanges shares of Common Stock previously received. A participant must recognize gain or loss upon receipt of a cash payment for a fractional share equivalent credited to the participant's account upon termination of participation in, or termination of, the Plan. In either event, the amount of gain or loss will be the difference between the amount that the participant received for the shares of Common Stock or a fractional share equivalent, and the tax basis therefor.

ADDITIONAL INFORMATION

     The price at which Mellon Bank, N.A. will deemed to have acquired shares of the Fund's Common Stock in the open market for participants' accounts shall be the average price (including brokerage commissions) of all shares of the Fund's Common Stock purchased by it for all participants in the Plan. The average price per share may be greater, because of market fluctuations, than the net asset value per share.

     Under certain circumstances, the rules and regulations of the Securities and Exchange Commission may require limitation or temporary suspension of market purchases of shares of Common Stock under the Plan. Mellon Bank, N.A. will not be accountable for its inability to make purchases during such a period.

     Neither the Fund nor Mellon Bank, N.A. shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, and (b) with respect to the time and the prices at which shares of the Fund's Common Stock are purchased or sold for a participant's account.

     Participants' accounts and the Plan shall be governed by and construed in accordance with the laws of the State of New York and the rules of the Securities and Exchange Commission.

     Mellon Bank, N.A. will distribute to participants proxy solicitation materials received by it from the Fund with respect to shares held in the Plan. Mellon Bank, N.A. will vote any shares of the Fund's Common Stock that it holds for the account of a participant in accordance with the participant's written instructions. If a participant does not direct Mellon Bank, N.A. as to how the shares should be voted, Mellon Bank, N.A. will not vote those shares.

     Mellon Bank, N.A. will mail to each participant a statement of account describing the distributions received, the number of shares of the Fund's Common Stock purchased, the purchase price per share, any service charge, and the total number of shares accumulated, including fractional shares, under the Plan as soon as practicable after all distributions paid on any payment date have been invested but in no event more frequently than monthly. If an account is liquidated or terminated, the final statement will be mailed with the proceeds.

     Each participant must notify Mellon Bank, N.A. promptly in writing of any change of address. Notices to the participant may be given by letter addressed to the participant at his last address of record with Mellon Bank, N.A.

     If you have shares of the Fund's Common Stock registered in your own name, please address all notices, correspondence, questions or other communications regarding the Plan to:

                                Mellon Bank, N.A.
                        Dividend Reinvestment Department
                                  P.O. Box 444
                              Pittsburgh, PA 15230
                                 (412) 391-5210

     Experience under the Plan may indicate that changes are desirable. Either the Fund or Mellon Bank, N.A. may amend or terminate the Plan. Participants will receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 90 days before the record date of any dividend or capital gains distribution by the Fund.

                         DREYFUS MUNICIPAL INCOME, INC.
                              666 Old Country Road
                          Garden City, New York 115 3 0

                               Investment Advisor:
                             THE DREYFUS CORPORATION

                            Shareholder Inquiries to:
                         DREYFUS MUNICIPAL INCOME, INC.
                              c/o Mellon Bank, N.A.
                        Dividend Reinvestment Department
                                  P.O. Box 444
                              Pittsburgh, PA 15230
                           Telephone: (412) 391-5210